		Exhibit 99(c)
HSBC Finance Corporation Household Affinity Funding Corporation III Household Affinity Credit Card Master Note Trust I, Series 2003-3

Original Class A Principal	903,875,000.00
Number of Class A Bonds (000's)	903,875.00
Original Class B Principal	59,750,000.00
Number of Class B Bonds (000's)	59,750.00
Original Class C Principal	36,375,000.00
Number of Class C Bonds (000's)	36,375.00

Distribution Date		2005 Total

CLASS A
Class A Principal Distribution		0.00
Class A Interest Distribution		29,842,241.37

CLASS B
Class B Principal Distribution		0.00
Class B Interest Distribution		2,112,033.36

CLASS C
Class C Principal Distribution		0.00
Class C Interest Distribution		1,540,251.06